UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Contacts Laurie Bischel, 312.648.8698 news@cmegroup.com www.cmegroup.mediaroom.com	Investor Contact John Peschier, 312.930.8491 CME-G

CME Group Announces Intention to Reconvene the Special Meeting of Shareholders to Thursday, November 29, 2018

CHICAGO, October 31, 2018 – CME Group Inc. (Nasdaq: CME) today announced that it intends to reconvene the special meeting of its shareholders to 10:00 a.m. Central Time on Thursday, November 29, 2018. The company plans to adjourn the special meeting of its shareholders scheduled for 10:00 a.m. Central Time on Monday, November 5, 2018, without conducting any business, and in order to provide more time to solicit additional proxies to vote in favor of the proposal to amend and restate CME Group’s certificate of incorporation to eliminate some or all of the election rights held by its Class B shareholders.

The proposal is described in further detail in the proxy statement filed with the Securities and Exchange Commission (“SEC”) on September 11, 2018 and additional materials filed with the SEC on October 17, 2018. The Company’s proxy statement and any other materials filed by the Company with the SEC remain otherwise unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

The reconvened special meeting will be held at CME Group headquarters, located at 20 South Wacker Drive, Chicago, Illinois, the same location as described in the original notice for the special meeting.

The record date for the meeting remains September 6, 2018 and CME Group will continue to solicit proxies from its shareholders of record at the close of business on that date. Shareholders who have already voted do not need to recast their votes.

Additional information about the special meeting is contained in the company’s proxy statement for the special meeting. Questions regarding the proposal may be directed to Meg Wright +1.312.930.3305 or Beth Hausoul +1.312.930.3484.

About CME Group

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform. CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing, which offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives. CME Group products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile

Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) regarding a Special Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about CME Group Inc. and the Special Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group, Shareholder Relations, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

CME Group Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal contained in the definitive proxy statement. Information concerning the participants in the solicitation is set forth in the definitive proxy statement filed by CME Group Inc. with the SEC on September 11, 2018.